[Reference Translation]

Exclusive Technical Services Agreement

between

Jinan Youxiantong Network Technology Co., Ltd.

and

Hubei Chutian Video Communication Network Co., Ltd.

June 2008

Appendix I  Form of Service Fee Payment Notice

Technical Services Agreement

This Exclusive Technical Services Agreement (Agreement) is entered into in Wuhan, Hubei Province, the People's Republic of China (PRC) on this fifth day of June 2008.

by and between

(1)
Jinan Youxiantong Network Technology Co., Ltd. a legal entity established pursuant to the relevant laws and regulations with its registered address at Suite 1014, Wenjiao Tower, No. 1 Qingnian East Road, Jinan, Shandong Province, PRC, whose legal representative is Pu Yue. (Party A)

and

(2)
Hubei Chutian Video Communication Network Co., Ltd., a legal entity established pursuant to the relevant laws and regulations with its registered address at 12th Floor, Block B, Chutian Urban Garden, 1 Zhongbei Avenue, Wuchang, Wuhan, Hubei Province, the PRC, whose legal representative is Xianting XIONG. (Party B).

(Individually a "Party" and collectively the “Parties”)

BACKGROUND

A.
Party B engages primarily in cable TV projects; management of the business with respect to analog TV, digital networks and digital TV, consultation, software, system integration and construction and other value-added business with respect to the cable digital TV in Hubei Province (Business).

B.	Party A possesses certain technologies involved in the Business as well as related expertise and resources.

C.
Party B agrees to retain Party A as its service provider of marketing, strategic consulting and technical support and services with respect to the Business (Services) for certain service fee, and Party A agrees to provide the Services.

NOW, THEREFORE, the Parties agree as follows:

1.	ENGAGEMENT

Party B hereby engages Party A to be its provider of the Services. Party B accepts such engagement and agrees to provide the Services according to the terms and conditions set forth herein.

Technical Services Agreement

2.	SCOPE OF SERVICES

Party B hereby appoints Party A, effective as of the date hereof, as its exclusive provider of the Services, as agreed by the parties from time to time, including but not limited to, the following:

2.1	Management, operation and maintenance of relevant networks and equipment;

2.2	Consulting services for operation, business development, sales and planning, market research, data collection and analysis;

2.3	Training for management personnel;

2.4	Report to Party A on international developments and advanced technology regarding the Business;

2.5	Provide developed systems and financial support software; and

2.6	Provide financing for the Services, and any related troubleshooting plans, software and technical services.

3.	GENERAL OBLIGATIONS OF PARTY A

Party A shall be required throughout the term of this Agreement to perform the following obligations:

3.1	act in good faith towards Party B and use its best efforts to fulfill any and all duties and obligations arising under this Agreement;

3.2	act in the long-term, best interests of Party B; and

3.3	attempt to minimize the costs for providing the Services in accordance with the provisions of this Agreement.

4.	OBLIGATIONS OF PARTY B IN RELATION TO THE SERVICES

Party B shall be required throughout the term of this Agreement to provide Party A with such assistance as may be requested by Party A in order to provide the Services in an efficient and effective manner in accordance with the provisions of this Agreement.

5.	CONSIDERATION

During the term of this Agreement, Party B shall pay to Party A, in RMB, a service fee equivalent to 11% of Party B‘s net profit during the said term, which shall be calculated in accordance with the following formula: the Service Fee Payable is equal 11% of the revenue of Party B minus the total costs of Party B minus again the tax payable. Total costs does not comprise any Service Fee Payable mentioned hereof.

Technical Services Agreement

In the above formula,

5.1	the revenue of Party B means any revenue collected from any third party in the course of the Business;

5.2	the tax payable includes without limitation business tax, tax, value-added tax, urban maintenance and construction tax, and educational surtax;

5.3	the total costs of Party B include any costs and fees incurred in the course of Party B’s business operations, such as costs incurred in the sale of goods; and

5.4	Party B’s net profit shall be determined by a study conducted by a reputable CPA that is designated by the shareholder’s meeting of Party B.

6.	METHOD OF RELATED FINANCING PAYMENT FOR THE TECHNICAL SERVICE

Party A shall provide to Party B, within 6 months of the execution hereof, an amount of RMB 363 million by a method confirmed by the Parties pursuant to the Framework Agreement and Finance Support Agreement.

7.	EXCLUSIVITY

7.1
Party B appoints Party A as its exclusive provider of the Services. During the term of this Agreement, Party B shall not engage any third party to provide any services similar to the Services arising from this Agreement, without Party A’s prior written consent.

7.2
Party A’s acceptance of the appointment to provide the Services shall be non-exclusive and shall not restrict Party A from acting for any other third party with respect to similar or different services.

7.3
Party A shall be the sole and exclusive owner of all rights, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, trademarks, patents, know-how and otherwise, whether developed by Party A in its performance hereof or developed by Party B based on Party A’s intellectual property.

Technical Services Agreement

8.	REPRESENTATIONS AND WARRANTIES

8.1	Party A hereby represents and warrants as follows:

8.1.1	Party A is a company duly registered and validly existing under the laws of the PRC;

8.1.2
Party A has full right, power, authority and capacity and all consents and approvals of any other third party and the relevant governmental authorities that are necessary to execute, deliver and perform this Agreement, which shall not violate or infringe any enforceable and effective laws or contracts;

8.1.3	The Agreement shall constitute a legal, valid and binding agreement of Party A and is enforceable against it in accordance with the terms upon its execution.

8.2	Party B hereby represents and warrants as follows:

8.2.1
Party B is a company duly registered and validly existing under the relevant laws and regulations and is licensed to engage in the business described on its business license, as set forth in Item B in the Background Section above.

8.2.2
Party B has full right, power, authority and capacity and all consents and approvals of any other third party and the relevant governmental authorities, that are necessary to execute, deliver and perform this Agreement, which shall not violate or infringe any enforceable and effective laws or contracts;

8.2.3	The Agreement shall constitute a legal, valid and binding agreement of Party B and is enforceable against it in accordance with the terms upon its execution.

9.	BREACH AND INDEMNIFICATIONS

9.1
If either Party (Breaching Party) violates any provision of this Agreement, fails to perform its obligations hereunder, or performs its obligations contrary to the provisions hereunder, which results in a material economic loss for the other party (Non-Breaching Party), it shall be deemed to have committed a breach of this Agreement (Breach).  In such case, the Non-Breaching Party shall be entitled to issue a written notice to the Breaching Party requiring rectification of the Breach within 10 days after receipt.

Technical Services Agreement

9.2
The Breaching Party shall be liable to indemnify the Non-Breaching party for any and all losses, claims or damages sustained as a result of the Breach. The damages payable by the Breaching Party to the Non-Breaching shall be equal to the losses incurred by the Non-Breaching Party as a result of the Breach.

10.	TERM

This Agreement shall come into effect as of the date first written above and shall continue to be effective unless terminated:

10.1	by Party A serving a 30 days prior written notice; or

10.2	in the event of Breach, by the Non-Breaching Party, if the Breaching Party has not made rectification 30 days after receipt of the notice from the Non-Breaching Party.

11.	CONSEQUENCES OF TERMINATION

11.1
In the event that this Agreement is terminated, Party B agrees that it shall remain liable to Party A for any payment owing and outstanding, including the expenses and indemnities under this Agreement prior to the date of such termination.

11.2	The termination of this Agreement, for any reason whatsoever, shall not affect the respective rights, obligations and liabilities of each of the Parties accrued prior to such termination.

12.	CONFIDENTIALITY

Each Party shall maintain as strictly confidential the provisions and existence of this Agreement and any information relating to the business of the other Party to which it might have access including, but not limited to, databases, financial and business plans, and any other information deemed to be confidential by the other Party, unless the said confidential information has already entered the public domain or was disclosed by the other Party pursuant to a court order or the applicable laws of the relevant jurisdiction.

Technical Services Agreement

13.	DISPUTE RESOLUTION

13.1	Governing Law. This Agreement shall be governed by PRC law.

13.2	Dispute Resolution.

13.2.1	If any dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

13.2.2	If the dispute cannot be resolved in the above manner within thirty (30) days after the commencement of consultations, either Party may submit the dispute to arbitration as follows:

13.2.2.1
all disputes arising out of or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission which shall be conducted by three (3) arbitrators in Beijing in accordance with the Commission’s arbitration rules; and

13.2.2.2
the arbitration shall be conducted in the Chinese language, with the arbitral award being final and binding upon the Parties.  The cost of arbitration shall be allocated as determined by the arbitrators.

13.2.3	When any dispute is submitted to arbitration the Parties shall continue to perform this Agreement.

14.	MISCELLANEOUS

14.1
Party A hereby agrees that Party B shall, at its sole discretion, determine the performance of any and all of its obligations in the manner as it deems fit, provided that it does not violate the applicable laws and regulations or the provisions of this Agreement.

14.2	Party B shall, for the purposes of this Agreement and applicable laws, constitute an independent contractor supplying services to Party A pursuant to the terms and conditions of this Agreement.

14.3	Party A shall not assign any of its rights or obligations under this Agreement.

Technical Services Agreement

14.4
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, provided that the material interests of the Parties are not affected.

14.5
This Agreement and the Schedules hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the Parties.

14.6	This Agreement has been prepared in Chinese in 2 sets of originals. Each Party shall hold 1 set of original.

14.7
The failure of any Party to enforce or require performance of any of the provisions of this Agreement, or to exercise any rights provided herein, shall in no way be construed as a waiver of such provision, right, or thereafter affect such Party's right to enforce any provision of this Agreement.

14.8
All notices or other communications sent by either Party shall be written, and delivered in person (including by courier), by mail, or fax, to the other Party at the following addresses. The date at which the communication shall be deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the day when the notice is received; (b) for notices delivered by mail, 10 days after the delivery date for air certified mail with postage prepaid (as shown on stamp); and (c) for notices by fax, the receipt date shown on the delivery confirmation paper of the relevant document.

If to Party A:	Jinan Youxiantong Network Technology Co., Ltd.

Attention:	PU Yue
Telephone Number:	0531-85597002
Fax:	0531-82962222
E-mail Address:	puyuecmn@gmail.com
Address:	Suite 1014, Wenjiao Tower, No. 1 Qingnian East Road, Jinan, Shandong Province, PRC

If to Party B:	Hubei Chutian Video Communication Network Co., Ltd.

Technical Services Agreement

Attention:	XIONG Xianting
Telephone Number:	[•]
Fax:	[•]
E-mail Address:	[•]
Address:	12th Floor, Block B, Chutian Urban Garden, 1 Zhongbei Avenue, Wuchang, Wuhan, Hubei Province, PRC

[The space below has been intentionally left blank.]

Technical Services Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

For and on Behalf of
Party A: Jinan Youxiantong Network Technology Co., Ltd.
Company seal

By:
Name:	PU Yue
Title:	General Manager
Date:

For and on Behalf of
Party B: Hubei Chutian Video Communication Network Co., Ltd.
Company seal

By:
Name:	XIONG Xianting
Title:	Chairman of the Board
Date:

Technical Services Agreement